EXHIBIT 99.1

Diodes, Inc. Third Quarter 2015 Financial Results Script

Thursday, November 5 @ 4:00pm CST / 2:00pm PST

Corporate participants:

Leanne Sievers Shelton Group - IR

Keh-Shew Lu Diodes, Inc. - President, CEO

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Mark King Diodes, Inc. - SVP Sales & Marketing

Laura Mehrl Diodes, Inc. - Director of Investor Relations

Conference call participants:

Steve Smigie Raymond James & Associates, Inc. - Analyst

Gary Mobley The Benchmark Company - Analyst

Tristan Gerra Robert W. Baird & Company - Analyst

Christopher Longiaru Sidoti & Company - Analyst

Shawn Harrison Longbow Research - Analyst

Suji Desilva Topeka Capital Markets - Analyst

Presentation

Operator

Good afternoon and welcome to Diodes Incorporated’s third quarter 2015 financial results conference call.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, November 5, 2015.  I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations.  Leanne, please go ahead.

Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ third quarter financial results conference call.  I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.With us today from Taiwan are Diodes’ President and CEO, Dr. Keh-Shew Lu;

Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 5, 2015.  Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.  Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the Investors section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Thank you, Leanne. Welcome everyone, and thank you for joining us today.

Third quarter revenue came in at approximately $209 million, down 4.8 percent sequentially. The sequential decline reflected a 56 percent decrease in revenue associated with assembly test manufacturing services, which was included in our previously disclosed guidance, combined with a greater than expected decline in distributor POP sales due to an inventory reduction. Distributor POS was actually strong in the quarter. When excluding manufacturing services, revenue was down only 1.5 percent sequentially. As a strategic response to the challenging environment, we took the opportunity to capture market share by securing additional content at key customer accounts, especially in smartphones. Increased sales of these lower margin products combined with the lower capacity utilization at our packaging facilities pressured margins during the quarter. Of note, the incremental market share gained positions us more favorably with customers as market conditions improve.

Looking ahead, we currently expect this weak environment and the distributor inventory adjustments to extend into the fourth quarter so we have taken additional measures to carefully manage expenses, including reductions in travel and vendor expenses as well as a freeze on new hires. Since we are cautiously optimistic for overall improvements in 2016, we expect these actions to be temporary and do not anticipate the need for more aggressive steps. I continue to believe Diodes’ increased focus on automotive, industrial and the high-volume portable and wearable markets will be key drivers of our business in the coming year.

Before I turn the call over to Rick to discuss the third quarter financial results as well as fourth quarter guidance, I wanted to briefly highlight the stock repurchase program that we announced earlier today, in which our Board has approved an authorization to purchase up to $100 million of common stock through the end of 2019. Our strong balance sheet and cash flow enables us to return capital to our stockholders, while continuing to invest in our long-term strategy. We believe this repurchase program demonstrates our commitment to deliver shareholder value and will offset in part the dilution resulting from equity compensation grants as well as supplement future earnings per share growth.

With that, I will turn the call over to Rick…

Rick White - Diodes, Inc. - CFO, Secretary, Treasurer

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the third quarter 2015 was $208.9 million, a decrease of 4.8 percent from the $219.5 million in the second quarter 2015 and a decrease of 10.6 percent from the $233.8 million in the third quarter 2014. As Dr. Lu mentioned, the sequential decrease in revenue was due to the expected reduction in revenue associated with assembly test manufacturing services combined with a greater than expected decline in our distributor POP revenue.

Gross profit for the third quarter 2015 was $61.6 million, or 29.5 percent of revenue, compared to the second quarter 2015 of $69.4 million, or 31.6 percent of revenue, and compared to the third quarter 2014 of $74.7 million, or 32.0 percent of revenue.  Increased sales of lower margin products combined with the lower capacity utilization at our packaging facilities pressured margins during the quarter.

GAAP operating expenses for the third quarter 2015 were $51.7 million, or 24.7 percent of revenue, compared to $47.4 million, or 21.6 percent of revenue in the second quarter 2015 and $49.7 million, or 21.3 percent of revenue in the third quarter 2014.  Non-GAAP operating expenses for the third quarter of 2015 were $49.1 million, or 23.5 percent of revenue, excluding $1.2 million of acquisition related costs and a $1.5 million asset impairment charge for SFAB equipment due to the conversion from 6 to 8 inch capacity.

Looking specifically at Selling, General and Administrative expenses, SG&A was approximately $34.7 million for the third quarter, or 16.6 percent of revenue, compared to $31.9 million for the second quarter, or 14.5 percent of revenue, in the second quarter 2015 and $33.9 million, or 14.5 percent of revenue, in the third quarter 2014.  The main reasons for the increase from second quarter to third quarter 2015 were M&A related expenses and annual salary increases

Investment in Research and Development for the third quarter was approximately $13.7 million, or 6.6 percent of revenue, compared to $13.6 million, or 6.2 percent of revenue, last quarter 2015 and $13.9 million, or 5.9 percent of revenue, in the third quarter 2014.

Combined, SG&A plus R&D was $48.4 million, or 23.2 percent of revenue, which was up 250 basis points from $45.5 million, or 20.7 percent of revenue in the second quarter 2015.

Total Other Income amounted to approximately $250,000 for the quarter.

Income Before Taxes and Noncontrolling Interest in the third quarter 2015 amounted to $10.2 million, compared to income of $21.3 million in the second quarter 2015 and $26.3 million in the third quarter 2014.

Turning to income taxes, as many of you may know, per U.S. GAAP, we accrue income taxes during the year using an estimated worldwide annual effective tax rate, which is based on full-year forecasted income in each jurisdiction that we operate.  During the third quarter of 2015, we decreased our full-year income forecast based on the weaker market, specifically in Asia. Effective tax rates in Asia are generally lower than in Europe and North America, and as a result, our estimated annual effective tax rate increased from approximately 26 percent in the second quarter to approximately 35 percent for the third quarter.  To reflect this change, we accrued income tax expense in the third quarter to reflect an annual actual year-to-date 35 percent tax rate.  This resulted in tax expense of $3.1 million for third quarter plus a first half adjustment of $3.5 million for a total of $6.6 million in tax expense on our third quarter taxable income of $10.3 million.  To the extent that actual fourth quarter operating results are consistent with our current income forecast, we expect our fourth quarter tax rate to range from 32 to 38 percent.

GAAP net income for the third quarter 2015 was $2.8 million, or $0.06 (cents) per diluted share, compared to second quarter 2015 of $15.1 million, or $0.31 (cents) per diluted share, and third quarter 2014 of $19.4 million, or $0.40 (cents) per diluted share. The share count used to compute GAAP diluted EPS for the third quarter 2015 was 49.6 million shares.

Third quarter 2015 non-GAAP adjusted net income $6.3 million, or $0.13 (cents) per diluted share, which excluded, net of tax, $1.4 million of non-cash, acquisition related intangible asset amortization costs, a $1.3 million asset impairment charge for SFAB equipment due to the conversion from 6 to 8 inch capacity, and $800,000 of costs related to the proposed acquisition of Pericom Semiconductor.  This compares to non-GAAP adjusted net income of $16.6 million, or $0.34 (cents) per diluted share, in second quarter 2015 and $21.2 million, or $0.43 (cents) per diluted share, in third quarter 2014.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.  Included in the third quarter 2015 GAAP and non-GAAP adjusted net income was approximately $2.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 (cents) per diluted share in the third quarter.

Cash flow generated from operations was $45.5 million for the third quarter.

Free cash flow was a negative $2.6 million for the third quarter, which included $48.1 million of capital expenditures primarily for the Chengdu site expansion.

Net cash flow was a negative $5.8 million, including the pay-down of approximately $6.1 million of long-term debt.

Turning to the balance sheet, at the end of the third quarter, cash and cash equivalents totaled approximately $213 million, including $25 million in short-term investments. Working capital was approximately $475 million.

At the end of the third quarter, inventory increased by $2.4 million from the end of second quarter 2015 to approximately $198 million.  Inventory in the quarter reflects a $6 million increase in finished goods, a $4 million decrease in raw materials, and work-in-process was flat compared to last quarter.  Inventory days were 123 in the quarter, compared to 116 days last quarter.

At the end of the third quarter, Accounts Receivable was approximately $202 million, down over $4 million from the second quarter. A/R days were 90, compared to 80 last quarter.

Our long term debt totaled approximately $93.5 million, down $6.1 million from the second quarter.

Capital expenditures for the third quarter were $48.1 million, or 23 percent of revenue, which includes the expansion of our Chengdu site.

Third quarter Depreciation and amortization expense was $19.6 million.

Now, turning to our Outlook…

For the fourth quarter of 2015, we expect revenue to range between $191 million and $209 million, or flat to down 8.5 percent sequentially. We expect gross margin to be 26 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 24 percent of revenue, plus or minus 1 percent. As stated previously, we expect our income tax rate to be 35 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 50 million.  For the full year 2015, we expect our capital expenditures to be 5 to 9 percent of revenue, excluding the Chengdu site expansion.

With that said, I will now turn the call over to Mark King.

Mark King - Diodes, Inc. - SVP Sales & Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick mentioned, revenue was down 4.8 percent quarter-over-quarter due primarily to the previously mentioned decline at a large assembly test customer as well as inventory control in the channel. OEM sales were up 3.5 percent driven by strength in the communications market with recent wins in multiple smartphone customers. Distributor POP was down 7.5 percent as distributors took a more conservative position than expected on inventory late in the quarter. This reduction in POP, predominately in North America and Europe, impacted our industrial market in the quarter. Distributor POS was solid up 10 percent sequentially and distributor inventory was down 3 percent. Due to the current market conditions, we expect further pressure to reduce distributor inventory in the fourth quarter.

In terms of Global Sales, Asia represented 79 percent of revenue, Europe 11 percent and North America 10 percent.

Despite the soft market, we maintained a high level of customer activity across all regions and product lines. Design activity and design wins continue to be solid as we remain well positioned to drive long-term growth in more normalized markets. We continue to penetrate our key customer base with a broader product line and continue to see strong momentum on new products. We also made further progress in our automotive and industrial initiatives in terms of new product introductions and design wins.

Also during the quarter, we achieved another record quarter for our logic products, up 68 percent sequentially driven by key design wins in the portable space. We also had record quarters for CMOS LDO, protection, and MOSFETs, all driven by new product design wins across a broad customer base. Sales also remained strong in the quarter for audio, sensor, LED lighting and bi-polar transistors.

In terms of our end markets, consumer represented 32 percent of revenue, communications 25, computing 18, industrial 20 percent, and automotive was 5 percent.

Starting with the consumer market, revenue was down sequentially primarily due to weak domestic demand in China. We once again expanded our logic product offering with a family of 16 user-configurable, multi-function devices that allow engineers to replace multiple logic devices in the system with a single part.  This new product family adds a higher level of versatility to Diodes existing AUP logic portfolio and is targeted at space-constrained consumer applications, such as wearable fitness trackers and other consumer products where battery life is critical.

We also continued to make solid progress in the charger market for portable consumer devices with new products introduced from our MOSFET, SBR, TVS and diode portfolios.  As a result of our ongoing commitment to the portable market, we continued to see good design-in momentum in smartphone, smartwatch and sports camera applications during the quarter.

For large consumer electronics, we released 3A and 4A adaptive constant on-time DC-DC converters that provide high efficiency and excellent transient response for voltage regulation in digital TVs and monitors. Design win momentum also continued to be strong, with key wins on load switches, low dropout regulators, logic, and audio devices for a wide range of digital TV and set-top box platforms.

For the communications market, as mentioned earlier, we had a very strong quarter of market share gains and new design wins in smartphones, including expansion into Asian customers from chargers to handheld devices. Design win activity for smartphones remained very active with major wins for our CMOS LDOs and logic products.  These successful efforts are a result of the strong emphasis we have been placing on increased content in this key end equipment.

In terms of new products, we introduced a dual low-dropout regulator designed to provide power and I/O supplies for fingerprint recognition modules used in smartphones. Additionally, our AC-DC product line has benefited from the strong growth in the India cell phone market, as our controller family is well-received in major suppliers.

In computing, this market continued to be weak in the quarter. We did not see the third quarter lift that we typically see due to weak broad-based demand. However, we continued to make solid progress in terms of design wins and new product introductions as we position Diodes to return to growth in this market. During the quarter, we secured key design wins across a variety of systems and peripherals, including a major win for an electronic fuse in a storage application.  Our load switches and sensors also remain well received in the notebook and tablet market, with multiple wins across the top four leading manufacturers.

Finally in the notebook and tablet charger market, Diodes launched Shielded gate MOSFETs for power adapters using a synchronous architecture, as well as additional products using our industry-leading Trench rectifier platform for power supplies and TVS products for USB 3.0.

In terms of industrial, revenue in this market was down sequentially, primarily due to distributor inventory adjustments in the U.S. and Europe, Despite this temporary inventory correction, POS remained strong in the quarter. As we have mentioned in the past, the industrial market remains a key focus area for Diodes as we continue to expand our customer traction and design win momentum across a number of new and existing products.

During the quarter, we introduced a new family of LED drivers with integrated MOSFETs specifically targeted for smart-connected lighting applications that use tunable white and color tunable LED bulbs. These devices saw immediate design wins at several emerging smart-lighting manufacturers.  We also expanded our line of market leading industrial hall-effect devices with new families of latches for DC motor control, flow meters and linear encoders

Also in the industrial space, Diodes released a new Bipolar 400V Or-ing controller to support power supply redundancy / redeployment functions in data center applications.  We also launched protected FET (IntelliFETtm) products for microcontroller driven industrial automation applications, the latest in a family of SBR diodes for bypass/blocking in solar applications, as well as TVS dataline protection products suitable for Ethernet protection in harsh industrial environments.

And finally, in Automotive Diodes continues to broaden our offerings by extending our range of Automotive-qualified MOSFET’s with 10 new products from our 175 degree C-rated portfolio featuring Shielded Gate technology. In addition, we launched new single and dual low-side protected FET’s (IntelliFETtm). These product launches were supported by design wins from major U.S. and European Automotive suppliers. We also launched Automotive SBR and Schottky rectifiers in our proprietary PowerDi packages, and a family of high-performance hall-effect latches for brushless DC motor, speed measurement as well as incremental rotary and linear position sensors.    Key automotive design wins include LED drivers for daytime running lights and our low voltage DC-DC converters for a car navigation system.

In summary, although the third quarter was characterized by an overall challenging market environment, we were pleased with our efforts to gain additional market share in smartphones as part of our ongoing initiative to expand our content in this space. We also once again achieved record revenue for our CMOS LDO, protection and logic devices, which were key drivers to our ongoing expansion in smartphones. We also continued to make solid progress on our new product initiatives, achieving strong design win momentum across our product families that will position us well for improving market conditions.

With that, I'll open the floor to questions. Operator?

Questions and Answers

Operator (Operator Instructions)

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great, thanks a lot, Dr. Lu. I was hoping you could talk a little bit more about some comments you guys made in the press release about being cautiously optimistic about the cycle here. Obviously, it's been a tough environment; seen lots of companies have some pretty soft guidance here. But I think for yourselves as well as ON and Vishay, all seeing this trend of business recovering.

Dr. Lu, you've been through a lot of cycles. I was hoping you could give us some color on what's giving you a little bit of confidence things are improving here, and how maybe things could play out over the next few quarters in terms of that.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Well, Steve, I think that next year we -- I think we already said we thinking very optimistically. We think it's going to be improved from the second half of this year, and that's why we still putting capacity in -- capital and capacity ready to take that opportunity.

Diodes' strategy always, we want to gain the market share. And we prepare for it, and when the market turns we can take opportunity to significantly grow and gain the market share.

That's why we put the capital, get ready in CAT Chengdu site, at the same time, we spent money to establish the 8-inch capability and capacity in our Shanghai fab, [BCD] fab. And all this is to get ready and when the market situation turns then we can take opportunity to gain the market share.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great; thanks. It seems like you did a typical Diodes playbook here, where in a softer environment you guys tend to do a good job with going out opportunistically, gaining share, and keeping the revenue as healthy as possible. Obviously the margins get hit a little bit as you guys do that; but it typically recovers.

Given what you outlined about potentially recovering environment, any thoughts on when we might likely start to see the return to the more normal gross margin levels? If we expect something like Q2, is that the right way to think about that?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Yes, that's our expectation because now it's the POP and -- well actually, it's our disty adjust their inventory before year-end, so we're going to see the pressure continue for our POP situation. But we're very encouraged to see the POS is very strong in third quarter. So we believe, with our disty going to continue to reduce their inventory, they are going to continue push the POS.

So then as to next year, 1Q, typical slowdown. But I think the disty should go back to starting to replenish their inventory such that everybody get ready for the second-quarter growth.

So we are prepared to doing that, so you are right. I think we expect the second quarter will go back to a higher GP and our higher utilization rate, and we can take the opportunity to gain the market share because we will get our capacity ready for it.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great. The last question was just, as Mark emphasized on the call, you guys have really made a big focus on industrial. I think that tends to be higher gross margin. So I guess the trend, too, over time back to a more normal environment, utilization goes up, and you're also mixing higher.

So we should continue to expect that general trend of gross margin over time to try to probably head above a more traditional level; is that the right way to think about that?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Yes. Actually it's not just industrial. Automotive, too. If you look at automotive, we start from 3% to 4% and the last several quarters we're up to 5%.

You know the automotive, typically ramp-up is much slower than the consumer area. We already see that effect. So we believe next year not just industrial, automotive reach -- both industrial and automotive should have much higher run rate and much better GP.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. Thanks a lot, guys. Appreciate it.

Operator Gary Mobley, Benchmark.

Gary Mobley The Benchmark Company - Analyst

Good afternoon, guys. Thanks for taking my question. I think I heard Rick mention the pending Pericom acquisition just once in brief passing. I know the shareholder vote is what, two weeks from tomorrow? It's fairly well documented via different proxy solicitations that you've got a competing offer out there. Of course, Pericom favors your offer.

I'm just wondering if, -- well, if you look at Pericom's share price it's assigning equal probability between your offer and Montage's offer. But I'm not asking if you are willing to up your bid, because I know you won't respond to that.

But what I want to ask is if you are still intent on closing the acquisition and have respective management teams of both companies then working as if the acquisition is going to go through and the cost synergies are going to be attained.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Well, let me answer that. Number one, I think the shareholder day is not tomorrow. Their shareholder day is in November -- somewhere, November 20 or 22, I forget. But it's not tomorrow.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

The 20th.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

November 20, okay? And while we are hoping we can win the shareholder vote, because I think they have all repeatedly said we actually have a superior offer, and I believe so, it's because we do have finance in place. And that we can immediately after the close. That we are ready.

So our financial is much, much secure than their financial. And secondarily, we don't need this government approval.

So I think I agree with their Board that Diodes' offer is superior than Montage's offering. So we hope we should be able to win the shareholder vote.

Gary Mobley The Benchmark Company - Analyst

Okay. Along those lines, if I'm not mistaken you have a $500 million line of credit in place to help fund part of the acquisition that isn't going to be covered by your cash position and Pericom's cash position. Is that also what's going to be used to help fund this $100 million buyback through 2019?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Number one, our cash position, the $500 million, is a yes. And to purchase Pericom, we have enough money. I'll let Rick to answer because we already look at Pericom goal (technical difficulty).

Operator

Tristan Gerra, Baird.

Tristan Gerra Robert W. Baird & Company - Analyst

Hi, good afternoon. Could you talk about the point-of-sale sequential increase that you see at disties for Q4? And also, unless I missed it, what inventory days do you see in the channel for disties in Q3, and what do you think it could be by year-end?

Operator Ladies and gentlemen, please stand by. Please proceed, Doctor.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Okay, thank you. I'm sorry. We have a technical error here. Something happened to -- so the telephone line got cut off. But let me -- let's let Rick to answer you.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Yes, so Gary, this is Rick. The financing agreement is actually a $400 million credit line, which is -- we have about $100 million borrowed against that credit line. And there is a term loan piece to it, another $100 million. So when we talk about the $500 million, it's really a $400 million credit line and a $100 million term loan that's focused on the Pericom acquisition.

So we have about $100 million of the credit line borrowed right now that was based on the BCD acquisition. We've been paying it down over the last couple years.

So that would leave, if you look at it, about $400 million; and the Pericom acquisition is about $400 million. So if we pay cash we'll use up the credit line and the term loan, but that doesn't include the $130 million of cash that Pericom had on their books at the end of last quarter.

So from Diodes' perspective we have about $213 million; they have about $130 million. So that's $350 million of cash.

And if you look at the operating cash flow this quarter, it was about $45 million. Yes, we spent that on CapEx, but most of that was for the Chengdu expansion and for the 6- to 8-inch conversion in BCD, so those are basically behind us. We believe that those two facilities will start generating operating cash flow.

So the $100 million of share repurchase over the next four years, if you just average it out it's $25 million. We don't intend to average it. We're going to buy opportunistically as we have cash available and as the price permits.

So we think we have enough operating cash and operating cash flow to be able to effect this average of $25 million a year share repurchase.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

I think, Gary, the key thing is most large cash capital items, like the Chengdu expansion, like 8-inch, they are [non-established], those. The money or the CapEx is already spend in the third quarter and then some in the fourth quarter, and then after that it's all done.

And therefore we have more capacity to support much bigger operations to generate much more operation cash. And then we'll go back to our typical 7% to 9% -- or 5% to 9% capital expenditure. And when stay in that line we believe we can generate enough cash from operation to pay for this share buyback. So we really don't see any problem to support that, and that's why the Board agreed to let us pay back to shareholder value.

Operator

Tristan Gerra, Baird.

Tristan Gerra Robert W. Baird & Company - Analyst

Hi, good afternoon. Could you talk about your expectation for the point-of-sales at disties in Q4 sequentially, embedded in your guidance? And then unless I missed it, what inventory days are you seeing at disties exiting Q3, and what do you think it will be in Q4, given the continued inventory deleveraging at disties?

Mark King Diodes, Inc. - SVP Sales & Marketing

I think we were projecting between different regions and so forth the POS to be similar to what we talked about from our guidance, okay?

But we do expect a little bit more deleverage -- again I didn't get the last part of your question, it was kind of garbled. I wasn't sure what you were saying about -- were you asking about what do we expect from the distributor inventory?

Tristan Gerra Robert W. Baird & Company - Analyst

Correct, yes. So, the point of sales that you expect in Q4 sequentially and also where are we in terms of inventory days at disties. Where do you expect this will be by end of this year, given the continued deleveraging?

Mark King Diodes, Inc. - SVP Sales & Marketing

Yes, I would expect the POS to go down similar to our guidance and our inventory to follow it. I think our inventory percent down lagged a little bit due to timing in the third quarter, so I think we're actually -- in October we saw a little bit -- I've only seen data from North America, but inventory was down already in October.

So I think we'll see a decent inventory decline in this quarter, and it will be kind of -- the POP and inventory decline should be relatively similar in those periods. So I don't think we're going to see a dramatic decline, probably maybe a little bit more possibly in Asia than in North America and Europe, but kind of moderate declines in POS in Q4, but with very stringent inventory control from the major distributors at least.

Tristan Gerra Robert W. Baird & Company - Analyst

Okay. Then if we exclude the BCD, where do you stand in terms of utilization rates currently?

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Excluding BCD?

Tristan Gerra Robert W. Baird & Company - Analyst

Yes.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Yes, so basically, the SAT, the Shanghai Assembly/Test, was a little bit lower than what we had put in at 95%, which is our preferred level. But OFAB is running well, and KFAB about where they have been in the past.

Tristan Gerra Robert W. Baird & Company - Analyst

Okay. Thank you.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru Sidoti & Company - Analyst

Hey, guys; thanks for taking my question. Last quarter when you talked about the manufacturing service revenue hit that you expected, I think it was in the high single digits. Was that where it shook out? And what is in your expectation for 4Q?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Well, number one, I --

Mark King Diodes, Inc. - SVP Sales & Marketing

The manufacturing service revenue dropped significantly. I think we said somewhere around -- I mean, somewhere over 50%.

Christopher Longiaru Sidoti & Company - Analyst

I was talking about in dollars. Sorry about that.

Mark King Diodes, Inc. - SVP Sales & Marketing

I don't know. I don't think we ever quoted it in dollars, so I don't want to make a mistake and try to quote it in dollars. But I do believe that it stabilized up slightly in this area or flattish, and we expect it to maybe normalize to a new -- maybe increase a little bit and get a little more stable again around the second quarter. Okay?

But again, I believe that they'll still be in this soft period. I think will be pretty flattish over the next two quarters, then we'll rise again.

Never sure it's going to hit the peak again ever, okay? But I believe we're in -- I think that the worst of that is behind us at this point.

Christopher Longiaru Sidoti & Company - Analyst

Okay. So I think the last question was excluding the BCD fab, which I think has been running around halfway utilized. Was that where it was this quarter, around? And can you give us an expectation for that as well?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Yes. The SFAB, we call it SFAB, the BCD fab, Shanghai fab.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Yes.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

1 is slightly below 50%, 1. And SFAB 2 is slightly above 50%. That's all in the 50% plus/minus. So you are correct.

That's where it affects our GP problem, and we do try to improve that. But when the market turns, those fabs will be filled up.

The key thing is, SFAB 1, counting on the traditional commodity load, business load; but SFAB 2 is counting on the new product ramping up.

We have been concentrating the last several years when we took over from BCD, we start to make all our new designs, new products, new designs using

BCD fab 2 technology. And when those new products release and start to ramp, then they will start to load up the SFAB 2.

So I think if you hear what Mark King talking about, we had a lot of new products announced and new product design wins. We believe, we hope next year can improve our FAB 2 loading due to the new product. Then FAB 2 loading will be based on when the market turns. And if we start gaining market share we can start loading those fabs.

Christopher Longiaru Sidoti & Company - Analyst

And just in terms of the gross margin -- I know you like to focus on gross profit. But just in terms of the gross margin, how much of the pressure is due to just mix and how much of it is due to that loading being down?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

I think that, number one, the loading went down especially SFAB loading cost us --

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

I think it was --

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

It was about probably --

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

It's probably about 1.5%.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

1.5%, okay? Somewhere around that.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Right.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

And [if] the fab loading cost us -- then [be] sure SAT, our assembly, it [cost] the business, because the service, assembly/test service went down significantly. Those will affect our GP too because our loading down. So when you consider both of them, that's why caused us -- went down from 31.5% --

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

To 29.5%.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

-- to 29.5%. So that 2% point really majority is due to BCD and some due to the SAT. And yes, we do have some mix change to try to gain the market share to utilize the excess capacity. But because -- due to the action, our GP is slightly going down, but our loading in SAT do not went down much.

Christopher Longiaru Sidoti & Company - Analyst

Okay, that makes a lot of sense. Can you comment on -- I think you made relative commentary on inventory weeks in the channel this quarter and what your relative expectations were, Mark. But can you just give us what the numbers were? If you already did I missed them; I apologize.

Mark King Diodes, Inc. - SVP Sales & Marketing

Yes, I didn't really -- I don't think I said it, but it's under three months but at a lower -- it's continuing to go down. And again I think the timing, I think it actually -- the POP impact will be seen more this quarter from the inventory going down.

So I think the inventory is correcting itself for what is believed to be a softer quarter. Okay? So I don't think our inventory was really out of whack, but it's just that this point everybody just says: okay, let's pull in the reins and preserve cash. So I don't think it's any inclination about our inventory, but more rather just the climate of the industry.

Christopher Longiaru Sidoti & Company - Analyst

Is that what gives you guys more of the confidence that you have in 2016?

Mark King Diodes, Inc. - SVP Sales & Marketing

Yes.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Correct.

Christopher Longiaru Sidoti & Company - Analyst

All right. That's all I have. Thank you, guys.

Operator

Shawn Harrison, Longbow.

Shawn Harrison Longbow Research - Analyst

Hi, everyone. I had a question, I guess, Rick, for you specifically on operating expenses. They were up in dollars sequentially. You're taking some cost mitigation actions. As we get into 2016, as those cost mitigation actions go away, what do operating expenses normalize to either on a dollar basis or --? Anything you can provide would be helpful.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Okay. Let me just pull up my sheet here. So if you look at the third quarter, the operating expenses included several items that were, say, abnormal, including the M&A activity that we did with Pericom; and I detailed these in the release.

Then we also had an impairment charge for the BCD 8-inch fab capacity. So those two items, if you take those out, we were basically -- we're going to be flat from third quarter to fourth quarter.

You don't see those repeating next year. So I would assume with the activities of hiring freeze and reduced travel and those things that Keh-Shew talked about, that we'd be able to at least maintain those levels in the first half. Of course then you'll have actions associated with salary increases. As you see in the third quarter, one of the big increases from the second quarter were salary increases; so we'll have that same activity next year.

Shawn Harrison Longbow Research - Analyst

Okay. Then just as a brief follow-up while I still have you, taxes: what do you expect them to normalize in 2016?

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Well, the --

Shawn Harrison Longbow Research - Analyst

I'll take a ballpark guess.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Yes, so I would say that they're going to be somewhere between 25% and 30%.

Shawn Harrison Longbow Research - Analyst

Okay.

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Back where we were (inaudible), right?

Shawn Harrison Longbow Research - Analyst

And then finally, I guess either Dr. Lu or Mark, the POP dynamic, I mean has it -- I just want to be clear. It accelerated in terms of additional inventory correction actions during the month of October; that's what you've been able to see so far?

Mark King Diodes, Inc. - SVP Sales & Marketing

Yes, I mean, in our guidance we put an expectation of deceleration of POP, okay? People are conservative in these periods.

The good thing is, our POS has remained strong. But in the fourth quarter, you're going to expect a normal fourth-quarter decline in POP, so that's what we tried to formulate in our guidance and we think we're right in that area.

But again, the activity is quite strong. We were actually quite pleased with our third-quarter POS. So if you really take out some of the adjustment and you look at our OEM and POS, we had a relatively strong quarter. But we live with -- we live with POP, so that's where we are. Actually we think that our business is tracking reasonably well.

Shawn Harrison Longbow Research - Analyst

Okay, thank you.

Operator

Suji Desilva, Topeka.

Suji Desilva Topeka Capital Markets - Analyst

Hi, guys. With the moving parts in the supply chain here, can you talk about what pricing trends you're seeing, if they are normal or whether you're seeing any pricing pressure?

Mark King Diodes, Inc. - SVP Sales & Marketing

I think there was -- first of all, we always see pricing pressure in our industry. There is a very, very clear expectation from the major customers that you're going to drop every quarter, so we live with that. And yes, I'd say the pricing pressure is [same].

In the normalized customer base I don't think we're seeing it. I think in the commodity areas there some new energy from a few suppliers in the commodity areas that is very aggressive. There's other people that brought new capacity on and they are trying to fill it.

So, yes, the commodity space is very, very competitive right now, and we're definitely seeing some things that we really didn't expect to go on again. But there's some pretty good pricing out there.

So we're trying to navigate through that. But I think the products that we're focusing on, I think we're very well positioned. And we're not seeing -- everybody protects their important products, okay? Nobody wants to see any unnecessary erosion. So there's not like big price wars going out there in the things that we're out designing in and so forth.

But on the commodity areas, in SOT23 and some of those areas, yes, it's a very, very competitive environment.

Suji Desilva Topeka Capital Markets - Analyst

Okay, great. Then the CapEx, just to be clear, is the Chengdu CapEx behind us? Or is there remaining CapEx spend on Chengdu or other unusual CapEx as we go into 2016 time frame?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

I think it's behind us, but some of them is happening in 4Q, okay?

Rick White Diodes, Inc. - CFO, Secretary, Treasurer

Yes, that's right.

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

3Q and 4Q, then after that it's behind us. And 8-inch, the capital again is going to be after the 4Q then will be behind us.

So I don't see any major ticket item next year. That's why we are going to return some of the cash generated from operations to the shareholders.

Suji Desilva Topeka Capital Markets - Analyst

Okay. Then last question on the smartphone market, you're winning some good OEM progress there. Can you talk about your diversification amongst the Tier 1s and the China smartphone OEMs? Just to understand how diversified you are in your exposure, versus exposed to certain program ramps. Thanks.

Mark King Diodes, Inc. - SVP Sales & Marketing

I think we're still pretty focused in the major players, but we're getting more and more products into China cellphone and it's a big focus for us. So I think we're -- actually from a design win perspective, are doing quite well and our revenue is growing quite well across the board.

I think our program there is working, and I think we'll continue to make progress as we release more and more products for that space.

Suji Desilva Topeka Capital Markets - Analyst

Great. Thanks, guys.

Operator

Thank you, and at this time I'd like to turn the call back over to Dr. Lu for any closing remarks. Sir?

Dr. Keh-Shew Lu, Diodes, Inc. - President and CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Thank you, sir. Ladies and gentlemen, you may disconnect your lines at this time. Thank you for your participation and have a wonderful day.